Exhibit 19.1

lululemon insider trading policy

As a public company, members of our board of directors, our officers and other employees are subject to various laws and rules governing trading in shares of our stock and the possession of inside information (defined below). We respect all laws and the purpose of this Insider Trading Policy is to help our board members, officers and other employees preserve our reputation and act with the highest integrity.

This policy applies to our board of directors, officers and other employees of lululemon or our subsidiaries, as well as members of their immediate families and households. It also applies to consultants or contractors who provide services to lululemon. Although the laws governing insider trading are U.S.-based, it applies to lululemon employees worldwide.

You should direct any questions you have about this policy to our Chief Legal and Compliance Officer (CCO).

Inside information

Inside information is any information concerning lululemon that a reasonable investor would consider important in making a decision to buy, sell or hold shares of our stock, if that information has not been disclosed to the general public. This information may be positive or negative and is also known as “material, non-public information.” Inside information is also any material non-public information about other companies gained through your employment or other service with lululemon.

Some examples of inside information include:
•Financial results, especially quarterly and year-end earnings or significant changes in financial performance or liquidity
•Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance
•Business trends that differ from external expectations
•Significant projects, contracts or product developments
•Changes in key personnel
•Stock buy-backs
•Proposed or pending acquisitions, investments or divestitures
•New equity or debt offerings
•Positive or negative developments in significant litigation
•Significant cyber security incident or data breach

lululemon’s policy applicable to everyone

No trading when aware of inside information
You may not buy or sell shares of our stock while you are aware of inside information. It does not matter whether you obtained the inside information in the course of your employment or service with lululemon, or by any other incidental means. You should avoid even the appearance of an improper transaction in our stock. In addition, if you are aware of inside information with respect to another company’s stock, you are also prohibited from buying or selling shares of that company’s stock if you have inside information that you obtained in the course of your employment or service with lululemon.

No tipping inside information to others
You may not pass on any inside information about us or any other company to others or otherwise take advantage of any inside information. This also applies to making recommendations or expressing opinions on the basis of inside information. This prohibition applies whether or not you receive any benefit from the use of that information by the other person or entity.

No disclosure of inside information
You may not disclose inside information to anyone, except to persons within lululemon or third-party agents of lululemon (such as advisors or outside legal counsel) whose positions require them to know it. You may not respond to inquiries from the media, analysts or others outside lululemon unless you have been specifically authorized to do so. You should avoid having conversations in public places involving inside information. Any statement that would be prohibited under law or this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites or any other form of social media platform.

No speculation or hedging
You may not engage in short sales of our stock. A short sale is the sale of a security that the seller does not own at the time of the trade. Neither you nor anyone acting on your behalf may engage in hedging transactions involving our stock, such as trading in options, warrants, puts and calls or similar derivative securities.

No trades during blackout periods
We may impose a “blackout” period during which time some or all of our board members, officers or other employees designated by lululemon may not buy or sell our stock. We impose these blackout periods when we believe any of these individuals may have inside information that would make trades inappropriate even during open trading windows. We will notify you if you are subject to a blackout period. If you are subject to a blackout period, you may not trade in our stock (except in accordance with a pre-cleared 10b5-1 trading plan) until we notify you that the blackout period has ended.

Potential criminal and civil liability

The consequences of violating this policy and insider trading laws can be serious. Any person who violates this policy or insider trading laws may be subject to disciplinary action, which may include termination for cause. Additionally, if you violate insider trading laws you may be subject to criminal prosecution (including imprisonment) and/or significant civil penalties. The SEC and Nasdaq use sophisticated techniques to monitor trading patterns, and we intend to cooperate fully with government investigations of potential illegal trading.

Additional requirements applicable to “financial insiders”

No trading or gifts outside of trading window period
Board members, officers and other employees designated by lululemon as “financial insiders” may only buy or sell lululemon stock in the public market or make gifts or other charitable contributions of lululemon stock during an open trading window or under a pre-arranged 10b5-1 trading plan. The trading window will open at the open of the market on the second trading day after the release of quarterly financial results and will end at the close of the market on the third calendar day after the end of the second fiscal month of each quarter (or the close of market on the last trading day before the that day if that day falls on a non-trading day). Trading in securities of lululemon during an open trading window should not be considered a “safe harbor” and all financial insiders and other persons should use good judgement at all times to make sure their trades are not effected while in possession of inside information.

No trading on a short-term basis
Board members and section 16 officers (those officers who are subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934) must hold any lululemon stock purchased in the public market for a minimum of six months. The SEC’s “short swing profit” rules penalize any of these individuals if they sell any lululemon stock within six months of a purchase of any lululemon stock by requiring them to disgorge all profits to lululemon – whether or not they had any inside information.

No trades or gifts unless pre-cleared
Board members, officers, and VP level and above employees may only buy or sell lululemon stock in the public market or make gifts or other charitable contributions of lululemon stock after they have obtained prior clearance from our CCO.

No pledging shares or holding shares in a margin account
No board member, officer or other employee designated by lululemon as a financial insider may hold lululemon stock in a margin account or pledge it as collateral. lululemon may from time to time determine that other types of transactions by financial insiders are prohibited or may be permitted only with prior clearance from our CCO.

Section 16 reporting of trades
Board members and section 16 officers must comply with the reporting obligations under Section 16 of the Exchange Act regarding purchases, sales and gifts of lululemon stock, which generally require disclosure on Form 4 before the end of the second business day following the trade.

Pre-arranged 10b5-1 trading plans

SEC Rule 10b5-1 provides a defense from certain insider trading liability. To be eligible to rely on this defense, a person must enter into a “10b5-1 trading plan” for trading in lululemon stock and act in good faith with respect to the plan. If the plan meets the requirements of Rule 10b5-1, lululemon stock may be purchased or sold without regard to certain insider trading restrictions.

Board members, officers and other employees may enter into a 10b5-1 trading plan only if the plan is pre-approved by our CCO and meets the requirements of Rule 10b5-1, including if the plan:
•Is entered into in good faith during an open trading window at a time when you do not possess inside information
•Includes appropriate trading instructions
•Prohibits you from exercising any influence over the trades
•Includes a cooling-off period between your entry into the plan and the first possible transactions under the plan that complies with the SEC’s rules relating to 10b5-1 plans
•Does not overlap with any other 10b5-1 plans, except as permitted under the SEC’s rules relating to 10b5-1 plans
•Includes any certifications required under the SEC’s rules relating to 10b5-1 plans

Board members, officers and other employees may amend, suspend or terminate a 10b5-1 trading plan only after they have obtained prior clearance from our CCO, and must provide lululemon all information about the adoption, termination and material terms of each plan that lululemon determines is required to be disclosed in its periodic reports filed with the SEC.

Compliance with this policy and pre-clearance procedures

Chief Legal and Compliance Officer
The CCO’s duties and powers under this policy include the following:
•Administering, monitoring and enforcing compliance with this policy and applicable insider trading laws
•Responding to inquiries relating to this policy
•Designating special trading blackout periods during which specified persons may not trade in our stock and notifying those individuals
•Reviewing and approving 10b5-1 trading plans and amendments, suspensions or terminations of those plans
•Pre-clearing all trading, gifts or other charitable contributions, and other matters requiring pre-clearance under this policy
•Delegating his or her authority to act as CCO under this policy as he or she determines necessary or appropriate

Pre-clearance procedures for trades and gifts
As part of this policy, all purchases and sales of our stock by board members and officers and VP level and above employees must be pre-cleared. Similarly, all gifts or other charitable contributions by board members and officers must be pre-cleared.

Requests for pre-clearance should be submitted via email to the CCO at least five business days in advance of the proposed transaction. Each request should include a description of the nature and expected date of the proposed transaction, as well as any other information the CCO reasonably requests.

The CCO will consider whether the individual may be aware of inside information, and whether the transaction complies with this policy (and, if applicable, the Stock Ownership Guidelines) and all applicable laws and regulations. The CCO is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction or condition pre-clearance in his or her sole discretion. If a person seeks pre-clearance and permission to engage in a transaction is denied, then the person should refrain from initiating any transaction in lululemon stock and should not inform any other person of the restriction. Any trading pre-clearance will be provided by the CCO in writing.

If the proposed transaction is pre-cleared, the individual may proceed with the transaction on the approved terms during the open trading window. The individual must also comply with all reporting obligations (including Section 16 and Rule 144). The pre-clearance in no way relieves anyone of their own legal obligation to refrain from trading while in possession of material non-public information.

Preclearance procedures for 10b5-1 plans
Pre-clearance by the CCO is required for a board member, officer or other employee to enter into, amend, modify or terminate a 10b5-1 trading plan. You may not use plans or other pre-trading arrangements that are not pre-cleared.

Requests for pre-clearance should be submitted via email to the CCO at least five business days before the proposed entry, amendment, modification or termination of the plan and be accompanied by a copy of the plan.

Pre-clearance is not required for individual transactions effected in accordance with a pre-cleared plan, however board members and officers must immediately report the results of transactions effected under a plan to the CCO and comply with all reporting obligations under applicable securities laws.

The CCO will consider whether the individual may be aware of inside information and whether the proposed plan or action complies with this policy and the SEC’s rules and requirements for 10b5-1 plans. The CCO may withhold or condition pre-clearance in his or her sole discretion.

If the proposed plan or action is pre-cleared, the individual may proceed with entry into the proposed plan or taking the action on the approved terms during the open trading window. The pre-clearance in no way relieves anyone of their own legal obligation to refrain from trading while in possession of material non-public information or acting in good faith with respect to any plan.

Frequently asked questions

Does this policy affect when I can exercise my stock options?
The trading restrictions in this policy do not apply to the exercise of a stock option, even if you have inside information, because the exercise price of an option is fixed at the time of grant and does not fluctuate with the market and the exercise of an option is not a sale of a share. The trading restrictions also do not apply in connection with tax withholding transactions. However, it does apply to any sales of the stock you receive upon exercise of the option and you may not use a “cashless- exercise” program that includes sales of some shares of stock to pay the exercise price of the stock options while you have inside information. Board members, officers and other employees designated by lululemon as financial insiders may not use a “cashless-exercise” program during a closed trading window or during a blackout period.

Does this policy affect purchases under the ESPP and the Share Incentive Plan (SIP) in the UK?
The trading restrictions in this policy do not apply to purchases of stock through our employee stock purchase plan or other benefit plans resulting from periodic payroll contributions under a payroll- withholding election you made. However, you may not change your level of withholding or sell your shares acquired through the ESPP or the SIP while you have inside information. Officers and other employees designated by lululemon as financial insiders may not change their level of withholding during a closed trading window or during a blackout period.

Does this policy apply to me after I leave lululemon?
Yes, this policy and the legal prohibition on trading in stock while you have inside information obtained while working for lululemon applies to all part-time, temporary, former or retired employees. If you have inside information when your service terminates, or if the trading window is closed at the time of the termination, you may not buy or sell lululemon stock until such inside information has become public or is no longer material and/or the trading window has opened.

Does this policy apply to my family members?
The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in lululemon stock are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in lululemon stock). You are responsible for making sure that any transaction in lululemon stock covered by this policy by any of these people complies with this policy.

Does this policy apply to gifts of lululemon stock?
Some provisions of this policy apply to gifts. Bona fide gifts of stock may not be considered sales of stock under securities regulations in most situations. However, under certain circumstances, such as when the donor knows that the recipient is going to sell the stock soon after receiving them, the SEC may treat the gift as a sale of the stock. If this gift happens at a time when the donor is aware of inside information, the donor could be subject to insider trading liability. Accordingly, some provisions of this policy apply to gifts, such as the requirement that all board members and officers only make gifts of lululemon stock during an open trading window and obtain pre-clearance before making gifts of lululemon stock.

Why do we open and close the trading window when we do?
The trading window is tied to our quarterly earnings cycle. The trading window generally “opens” at the opening of the market on the second trading day after we release quarterly or annual financial results. This is designed to allow the market to assimilate our earnings announcement before employees are permitted to trade. The trading window generally “closes” at the close of the market on the third calendar day after the end of the second fiscal month of each quarter (or the close of the market on the last trading day before that day if that day falls on a non-trading day). The objective of the closing date is to be no later than when our next quarterly or annual financial results are likely to be sufficiently known (i.e., become reliable enough so that they could be considered material nonpublic information).

Am I always permitted to trade during an open trading window?
Not necessarily. Even during an open trading window, you may not trade if you have inside information. In addition, sometimes we may impose a blackout period due to a material unannounced transaction or other development, such as a significant development or project. This blackout period could result in one or more quarters in which you are not permitted to trade at all. Board members, officers, and VP level and above employees must also get pre-clearance from the CCO prior to making any trade, even during an open trading window.

How do I know that I’m designated as a financial insider or otherwise subject to the trading windows if I’m not an officer or senior manager?
If you have regular access to consolidated financial information, you are likely designated as a financial insider and subject to lululemon’s trading windows. Before you get access to this information, you will be required to acknowledge this policy and will be advised that you are designated as a financial insider. If you have any questions on whether the trading windows apply to you, please contact the CCO at cco@lululemon.com.

Updated as of March 2024